SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549





                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              UNITED CAPITAL CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   04-2294493
--------------------------------------------------------------------------------
                      (I.R.S. employer identification no.)

                       9 Park Place, Great Neck, NY            11021
--------------------------------------------------------------------------------
               (Address of principal executive offices)      (Zip Code)

                       1988 INCENTIVE STOCK OPTION PLAN &
             1988 JOINT INCENTIVE & NON-QUALIFIED STOCK OPTION PLAN
--------------------------------------------------------------------------------
                            (Full title of the plan)

                                A. F. Petrocelli
          Chairman of the Board, President and Chief Executive Officer
                              United Capital Corp.
                                  9 Park Place
                           Great Neck, New York 11021
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (516) 466-6464
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                           Proposed                Proposed
          Title of                                          maximum                 maximum
         securities                  Amount                offering                aggregate              Amount of
            to be                    to be                 price per               offering             registration
         registered                registered              share (1)               price (2)               fee (2)
----------------------------------------------------------------------------------------------------------------------
Common Stock,                      2,000,000                $22.53                $45,058,830            $13,654.19
$.10 par value                     shares (1)(2)
======================================================================================================================

(1) There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the operation of the anti-dilution provisions of the 1988 Incentive Stock Option Plan (the "Incentive Plan") of United Capital Corp. (the "Company") and the 1988 Incentive and Non-Qualified Stock Option Plan (the "1988 Plan") of the Company.
(2) The contents of Registration Statements on Form S-8 (No. 33-28045), (No. 33-65140) and (No. 333-28395) are incorporated by reference. Includes an aggregate of 444,000 shares with respect to which options were granted under the Incentive Plan and 1988 Plan at an average exercise price of $23.07 per share. An additional 1,556,000 shares of Common Stock may be offered under the Incentive Plan and 1988 Plan at prices not presently determined. Pursuant to Rule 457(g) and (h), the offering price for the shares which may be issued under the Incentive Plan and 1988 Plan is estimated solely for the purpose of determining the registration fee and is based on the closing price of the Company's Common Stock $22.38 as reported by the American Stock Exchange ("AMEX") on June 22, 1998.

                   SUBJECT TO COMPLETION, DATED JUNE 24, 1998

PROSPECTUS

                                 771,681 SHARES

                              UNITED CAPITAL CORP.
                          Common Stock ($.10 par value)


         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of shares (the "Shares") of the Common Stock, $.10 par value (the "Common Stock"), of United Capital Corp. (the "Company") that may be issued by the Company to the Selling Shareholders upon the exercise of outstanding stock options granted pursuant to the 1988 Incentive Stock Option Plan (the "Incentive Plan") and the 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "1988 Plan") of the Company or pursuant to an option agreement between the Selling Shareholders and the Company (the "Option Agreement"). The offer and sale of the Shares to the Selling Shareholders were previously registered under the Securities Act of 1933, as amended (the "Securities Act"). With respect to the Shares that may be issued to any of the Selling Shareholders or additional persons who may be deemed affiliates under the 1988 Plan and the Incentive Plan, this Prospectus also relates to certain Shares underlying options which have not as of this date been granted. If and when such options are granted, the Company will distribute a Prospectus Supplement as required by the Act. The Shares are being reoffered and resold for the account of the Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Shares.

         The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions on the American Stock Exchange, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

         The Common Stock of the Company is traded on the American Stock Exchange under the symbol "AFP." On June 23, 1998, the closing price for the Common Stock, as reported by the American Stock Exchange, was $22.63.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 24, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION.........................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................4

GENERAL INFORMATION...........................................................5

USE OF PROCEEDS...............................................................5

SELLING SHAREHOLDERS..........................................................5

PLAN OF DISTRIBUTION..........................................................6

LEGAL MATTERS.................................................................6

EXPERTS.......................................................................6

ADDITIONAL INFORMATION........................................................7

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended March 31, 1998 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application  for  Registration of its Common Stock under
Section 12(b) of the Exchange Act filed on October 25, 1988 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to United Capital Corp. at 9 Park Place, Great Neck, New York 11021,
Attention: Anthony J. Miceli, Vice President, Treasurer and Chief Financial Officer. Oral requests should be directed to such officer (telephone number
(516) 466- 6464).

                            ------------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                               GENERAL INFORMATION

         The Company was incorporated in 1980 in the State of Delaware and has two industry segments:

                  1.       Real Estate Investment and Management.

                  2.       Manufacture and Sale of Engineered Products.

         The Company's principal executive offices are located at 9 Park Place, Great Neck, New York 11021. The Company's telephone number at such location is (516) 466-6464.

         The Shares offered hereby were or will be purchased by the Selling Shareholders upon exercise of options granted to them and will be sold for the account of the Selling Shareholders.

                                 USE OF PROCEEDS

         The Company will receive the exercise price of the options when exercised by the holders thereof. Such proceeds will be used for working capital purposes by the Company. The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         This Prospectus relates to the reoffer and resale of Shares issued or that may be issued to the Selling Shareholders under the Incentive Plan, the 1988 Plan or the Option Agreement.

         The following table sets forth (i) the number of shares of Common Stock owned by each Selling Shareholder at June 20, 1998, (ii) the number of Shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after completion of the offering.

                                                                                                    Number of shares of
                                                                                                       Common Stock/
                                                                                Number of          Percentage of Class to
                                                 Number of shares of          Shares to be             be Owned After
                                                Common Stock Owned at          Offered for           Completion of the
                   Name                             June 20, 1998                Resale                   Offering
----------------------------------------      ------------------------     -----------------     ------------------------

A.F. Petrocelli(1).........................             3,048,651(2)                647,381           2,849,524/48.7%

Anthony J. Miceli(3).......................                36,300(4)                 86,300                  0/0

Howard M. Lorber(5)   .....................                81,833(6)                 19,000               78,500/1.5%

Arnold M. Penner (7).......................                 3,333(8)                 19,000                  0/0

(1) Mr. Petrocelli has been Chairman of the Board and Chief Executive Officer of the Company since December, 1987, President of the Company since June, 1991 and from June, 1983 to March, 1989 and a Director of the Company since 1981.

(2) Mr. Petrocelli owns directly 2,849,524 shares of Common Stock and presently exercisable options to purchase 199,127 shares of Common Stock. Does not include shares held by the wife and adult children or grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the Shares held by his wife, adult children and grandchildren. Does not include options to purchase 448,254 shares of Common Stock which are not presently exercisable or exercisable within 60 days of June 20, 1998.

(3) Mr. Miceli has been a Director and Chief Financial Officer of the Company since June, 1996 and prior thereto was Corporate Controller for more than four years.

(4) Consists of presently exercisable options. Does not include options to purchase 50,000 shares of Common Stock which are not presently exercisable or exercisable within 60 days of June 20, 1998.

(5)      Mr. Lorber has been a Director since 1991.

(6) Includes 36,800 shares owned by the Howard M. Lorber Irrevocable Trust. Mr. Lorber disclaims beneficial ownership of all shares owned by the Howard M. Lorber Irrevocable Trust. Also includes 3,333 shares issuable upon the exercise of presently exercisable options. Does not include options to purchase 15,667 shares of Common Stock which are not presently exercisable or exercisable within 60 days of June 20, 1998.

(7)      Mr. Penner has been a Director since 1989.

(8) Consists of presently exercisable options. Does not include options to purchase 15,667 shares of Common Stock which are not presently exercisable or exercisable within 60 days of June 20, 1998.


                              PLAN OF DISTRIBUTION


         It is anticipated that all of the Shares will be offered by the Selling Shareholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions. The Selling Shareholders have advised the Company that they are not parties to any agreement, arrangement or understanding as to such sales.


                                  LEGAL MATTERS


         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, New York, New York 10022. Certain members of such firm hold Common Stock of the Company.


                                     EXPERTS


         The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION


         The Company has filed with the Securities and Exchange Commission three Registration Statements on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statements. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents By Reference

                  The following documents filed by United Capital Corp. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

                  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

                  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                  3. The description of the Company's Common Stock, $.10 par value (the "Common Stock"), in the Company's Registration Statement on Form 8-A filed October 25, 1988.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities

                  Not applicable.

Item 5.           Interest of Named Experts and Counsel

                  Certain members of Olshan Grundman Frome & Rosenzweig LLP hold shares of Common Stock of the Company.

Item 6.           Indemnification of Directors and Officers

                  Article V of the By-Laws of the Company provides that: The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceedings, whether civil, criminal, administrative or investigative, or by or in the right of the Company to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company in accordance with and to the full extent permitted by statute except that no indemnification shall be made in respect of any claim by or in the right of the Company as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Any indemnification (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper (a) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by stockholders. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the By-laws or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  The Company has Indemnity Agreements with certain directors and executive officers (individually each an "Indemnitee"), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as executive officers and directors of the Company.

Item 7.           Exemption From Registration Claimed

                  Not Applicable.

Item 8.           Exhibits

                  Exhibit Index

Exhibit

  4.1 1988 Incentive Stock Option Plan, (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.*

  4.2 1988 Joint Incentive and Non-Qualified Stock Option Plan, as amended (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31
                  1994).*



--------
*  Previously filed.

  5.1             Opinion of Olshan Grundman Frome & Rosenzweig LLP. **

  23.1            Consent of Arthur Andersen LLP**

  23.2            Consent of Olshan Grundman Frome & Rosenzweig LLP (included in
                  Exhibit 5.1).**

  24 Power of Attorney (included on the signature page of this Registration Statement).**

--------
**       Filed herewith.


Item 9.           Undertakings

                  The undersigned registrant hereby undertakes:

                           a.      To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           b.      That,  for the  purpose  of  determining  any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           c.      To  remove  from  registration  by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Great Neck, State of New York, on this 24th day of June, 1998.

                                      UNITED CAPITAL CORP.
                                           (Registrant)



                                      By:  /s/ A.F. Petrocelli
                                           ------------------------------------
                                           A.F. Petrocelli, Chairman,
                                           President and Chief Executive
                                           Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A.F. Petrocelli and Anthony J. Miceli, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Name                      Title                             Date
         ----                      -----                             ----

/s/ A.F. Petrocelli            Chairman,                         June 24, 1998
-------------------------      President and
A.F. Petrocelli                Chief Executive
                               Officer [Principal
                               Executive Officer]

/s/ Howard M. Lorber           Director                          June 24, 1998
-------------------------
Howard M. Lorber


/s/ Arnold S. Penner           Director                          June 24, 1998
-------------------------
Arnold S. Penner

/s/ Anthony J. Miceli          Vice President,                   June 24, 1998
-------------------------      Chief Financial
Anthony J. Miceli              Officer, Treasurer
                               and Director
                               [Principal
                               Financial Officer]